Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2026, except for Note 21, as to which the date is June 15, 2026, with respect to the consolidated financial statements of DPC Holdings Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Birmingham, United Kingdom

June 15, 2026